Exhibit 10.29

4010 SOUTH OCEAN CONDOMINIUM HOLLYWOOD

COMMERCIAL UNIT PURCHASE AGREEMENT

ORAL REPRESENTATIONS CANNOT BE RELIED UPON AS CORRECTLY STATING THE REPRESENTATIONS OF THE DEVELOPER. FOR CORRECT REPRESENTATIONS, REFERENCE SHOULD BE MADE TO THIS CONTRACT AND THE DOCUMENTS REFERENCED HEREIN

ANY PAYMENT IN EXCESS OF 10 PERCENT OF THE PURCHASE PRICE MADE TO DEVELOPER PRIOR TO CLOSING PURSUANT TO THIS CONTRACT MAY BE USED FOR CONSTRUCTION PURPOSES BY THE DEVELOPER.

Additionally, under certain circumstances more particularly described in Section 4, and provided that the Seller has posted “Alternative Assurances” with the Division of Florida Condominiums, Timeshares and Mobile Homes, Seller may use all of Buyer’s deposits (including those equal to the initial 10% of the Purchase Price, as hereinafter defined).

In this Agreement (including all addenda, or amendments hereto, collectively, the “Agreement” or the “Contract”), the term “Buyer” and/or “Purchaser” means or refers to the buyer or buyers listed below who have signed this Agreement. The word “Seller” and/or “Developer” means or refers to 4000 South Ocean Property Owner, LLLP, a Delaware limited liability limited partnership, and its successors and/or assigns. If the first letter of a word is capitalized in this Agreement, that word will have the meaning given to it in this Agreement or, if no definition of such word is given in this Agreement, then it shall have the meaning given to it in the Declaration (as defined in Section 1 of this Agreement).

Buyer(s):Sotherly Hotels Inc., (NASDAQ: “SOHO”), a publicly traded real estate investment trust

Name of Principal Owner of Buyer (if entity):

Name and Title of Authorized Signatory (if entity): Dave Folsom, President

Address:410 West Francis Street City:Williamsburg Country: USA Home Phone: Tax I.D. No.: E-Mail Address:drewsims@sotherlyhotels.com Registered Agent’s Name, Number, E-Mail and Address:	StateVirginia Zip Code:23185 Office Phone: (757) 229-5648 Fax. No. (757) 564-8801 Cellular Phone No. (BUYER TO PROVIDE)

1.Purchase and Sale.

(a)Buyer agrees to buy, and Seller agrees to sell the Unit (as hereinafter defined) on the terms and conditions contained in this Agreement. The legal description of the Unit is: Condominium Unit CU-2 (the “Unit”) in the proposed 4010 SOUTH OCEAN CONDOMINIUM HOLLYWOOD (the “Condominium”). The Unit and the Condominium are described in greater detail in this Agreement and the proposed Declaration of Condominium (”Declaration”) included in the Prospectus for the Condominium and attached exhibits (collectively, the “Condominium Documents”).Buyer acknowledges receipt of the Condominium Documents and all documents required by Section 718.503, Florida Statues, to be furnished by a developer to a buyer on or before the date of this Agreement.

(b)The total purchase price for the Unit is Five Million Four Hundred Fifty Thousand and No/100 Dollars ($5,100,000.00) USD (the “Purchase Price”). In addition to the Purchase Price, Buyer also agrees to pay the fees, costs, reimbursements, adjustments and other sums required to be paid by Buyer pursuant to Section 11 below. Buyer understands and agrees that the Purchase Price of the Unit is not based solely upon the size of the Unit, but is also based on a number of different factors, including, without limitation, any of the following or any combination of the following: current market conditions, the location of the Unit within the Building, the Unit configuration, the floor level of the Unit within the Building, ceiling heights within the Unit and/or sizes of balconies, terraces, and/or patios and/or any other special appurtenant rights attached to the Unit.

2.Payment of the Purchase Price. Buyer agrees to make the following payments against the Purchase Price:

Payment	Due Date	Amount
Initial Deposit	Upon Buyer’s execution of this Agreement	$510,000.00
Balance	At Closing	$4,590,000.00
Total Purchase Price		$5,100,000.00

(a)Buyer expressly understands and agrees that Seller reserves the right to use Buyer’s deposits (both up to, and provided that Seller has placed Alternative Assurances, approved by the Division, in excess of, ten percent (10%) of the Purchase Price of the Unit) in order to fund a significant portion of construction and development of the Condominium, all in accordance with the provisions of Section 4 hereof and applicable Florida law.

(b)All payments required to be made hereunder, including all Deposits and any balance due at closing, must be paid by wire transfer of immediately available federal funds only. Even though Seller is not obligated to do so, if Seller accepts a deposit from Buyer which is made by personal check and/or cashiers’ check, same shall be made in United States funds and all checks must be payable on a bank located in the United States. Additionally, even though Seller is not obligated to do so, if Seller accepts a deposit from Buyer drawn on a foreign bank and/or payable in a currency other than U.S. currency, Buyer shall be solely responsible for all costs of collection and/or conversion and agrees to pay same to Seller promptly upon demand or, in Seller’s sole and absolute discretion, Seller may permit such costs to be charged to Buyer at the time of closing. If Buyer fails to pay any deposit on time, and Seller agrees to accept it on a later date (which Seller is not obligated to do), Buyer will pay a late funding charge equal to interest on such deposit at the then applicable highest lawful rate from the date due until the date received by Seller and cleared by the bank on which it is drawn.

(c)Buyer also agrees to pay all fees, costs, expenses and/or other sums required to be paid by Buyer in this Agreement. At the present time, the costs for which dollar amounts can be computed are :

$N/A (See Addendum)-1.70% Development Fee

$(See Addendum)-Initial Contribution to the Condominium Association These charges are subject to change as provided in Section 11 of this Agreement and are explained in more detail in that Section, as are other costs which cannot be computed at this time.

3.How Buyer Pays. Buyer understands and agrees that Buyer will be obligated to pay “all cash” at closing and this Agreement is not contingent or conditioned upon Buyer obtaining financing. This Agreement and Buyer’s obligations under this Agreement to purchase the Unit will not depend on whether or not Buyer qualifies for or obtains a mortgage from any lender. Buyer will be solely responsible for making Buyer’s own financial arrangements. Although Seller does not have to do so, if Seller agrees to delay closing until Buyer’s lender is ready, or to wait for funding from Buyer’s lender until after closing, or to accept a portion of the sums due at closing in the form of a personal check (which Seller shall have no obligation to do), Buyer agrees to pay Seller a late funding charge equal to interest, at the then highest applicable lawful rate on all funds due Seller which have not then been paid to Seller (and, with regard to personal checks, which have not then cleared the bank on which they are drawn) from the date Seller originally scheduled closing to the date of actual payment (and, with regard to personal checks, to the date of final clearance). This late funding charge may be estimated and charged by Seller at closing. Seller’s estimate will be adjusted after closing based on actual funding and clearance dates upon either Seller’s or Buyer’s written request. Without limiting the generality of Section 29 of this Agreement, the foregoing sentence will survive (continue to be effective after) closing.

4.Deposits.

(a)Developer has entered into an escrow agreement with Chicago Title Insurance Company (the “Escrow Agent”), with offices at 13800 N.W. 14th Street, Suite 190, Sunrise, Florida 33323, for the holding, disbursement and administration of Buyer’s deposits, all in accordance with the terms of the escrow agreement, this Agreement and the Florida Condominium Act (Chapter 718 of the Florida Statutes). A copy of the escrow agreement is included in the Condominium Documents. The escrow agreement is incorporated into this Agreement as if repeated at length herein, and Buyer agrees that the deposits may be held in any depository which meets the requirements of the Act, including, without limitation, a financial institution chartered and located out of the State of Florida.

(b)Buyer understands and agrees that all of Buyer’s deposits in excess of ten percent (10%) of the Purchase Price may be used by Seller for construction and development purposes as permitted by law. In addition to the foregoing, to the extent of any approved “Alternative Assurances”, Seller may, as permitted by law, and in lieu of holding deposits up to ten percent (10%) of the Purchase Price in escrow, cause the Escrow Agent to disburse such deposits to it for all uses permitted by law. Buyer agrees that the posting of Alternative Assurances or any change to the Alternative Assurances shall not be deemed a material or adverse change in the offering of the Condominium by reason of the fact that Buyer has already agreed to the use of Buyer’s deposits up to ten percent (10%) of the Purchase Price. Accordingly, Buyer understands and agrees that Seller reserves the right to utilize all of Buyer’s deposits (both up to, and in excess of, ten percent (10%) of the Purchase Price) as and to the extent permitted by law. Buyer should expect that its deposits up to, and in excess of ten percent (10%) of the Purchase Price may not remain in escrow.

(c)At closing, all deposits not previously disbursed to Seller will be released to Seller. Except where expressly provided herein to the contrary or otherwise required by law, all interest earned on Buyer’s deposits shall accrue solely to the benefit of Seller. Interest shall not be credited against the Purchase Price of the Unit. Buyer further understands and agrees that to the extent that deposit monies are removed from escrow and used as permitted herein, said monies are not available for investment and accordingly no interest shall be earned or deemed to be earned (even if Seller indirectly benefits from the use of said funds). No interest will be assumed to be earned, unless in fact said sums are invested in an interest bearing account and do in fact earn interest. Subject to the terms of Section 13 below, in the event of an uncured default by Buyer and the retention of the Deposit, or any portion thereof, by Seller, Seller shall also be entitled to retain any interest earned thereon. Seller may change escrow agents (as long as the new escrow agent is authorized to be an escrow agent under applicable

Florida law), in which case Buyers deposits, or the portions thereof then being held in escrow, and any interest actually earned on them, may be transferred to the new escrow agent at Seller’s direction. If Buyer so requests, Buyer may obtain a receipt for Buyer’s deposits from the Escrow Agent.

5.Seller’s Financing/Buyer’s Waiver and Subordination. Seller may borrow (or may have borrowed) money from lenders (each, a “Developer’s Lender”) for the acquisition, development, refinancing and/or construction of the Condominium and/or Unit (and any other units owned by Seller, if any). Buyer agrees that any and each Developer’s Lender will have, until closing, a prior, superior mortgage on or other interest in the Unit, and the Condominium (or the real property upon which the Condominium will be created), with greater priority than any rights or interest Buyer may have therein, if any, pursuant to this Agreement or under any principal of equity or otherwise. At closing, Seller shall cause the then applicable mortgages to be released as an encumbrance against the Unit and may use Buyer’s closing proceeds for such purpose. Without limiting the generality of the foregoing, Buyer’s rights and interest under this Agreement (and the deposits made hereunder) are and will be, automatically and without further action or instrument, subordinate to all mortgages, mezzanine and any other forms of financing (and all modifications made to those mortgages, mezzanine and any other forms of financing) affecting the Unit or the Condominium (or the real property upon which the Condominium is being developed) even if those mortgages, mezzanine and any other forms of financing provided by a Developer’s Lender (or modifications) are made or recorded after the date of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that neither this Agreement, nor Buyer’s making the Deposits (and/or Seller’s use of deposits as permitted hereunder), will give Buyer any lien (equitable or otherwise) or claim against the Unit, the Condominium or the real property upon which the Condominium has been (or will be) created and Buyer knowingly, fully and unconditionally waives and releases any right to assert any such lien or claim. Buyer hereby acknowledges and agrees that (i) any and each Developer’s Lender is an express third party beneficiary of this Section 5, and (ii) this Section 5 and the rights of any and each Developer’s Lender under this Section 5 shall survive (continue to be effective dates) any termination, rescission or other voiding of this Agreement, and any default by Developer under this Agreement.

6.Insulation; Energy Efficiency.  Seller has advised Buyer, as required by the rules of the Federal Trade Commission, that it intends, currently, to install in connection with the Unit, the following insulation: (a) R. Foil insulation on the exterior walls, having an R-Value of R-4.7 and a thickness of 1/8“ (b) Fiberglass Blanket insulation on the demising walls, having an R-Value of R-19 and a thickness of 6” and (c) Fiberglass Blanket insulation on the roof, having an average R-Value of R-19 and a thickness of 6”. This R-value information is based solely on the information given by the appropriate manufacturers and Buyer agrees that Seller is not responsible for the manufacturers’ errors. Pursuant to applicable law, Buyer shall have the option to obtain an energy efficiency rating on the Unit being purchased. Buyer hereby releases Seller from any responsibility or liability for the accuracy or level of the rating and Buyer understands and agrees that this Agreement is not contingent upon Buyer’s approval of the rating, that the rating is solely for Buyer’s own information and that Buyer will pay the total cost of obtaining the rating. All insulation and energy efficiency rating information is subject to Seller’s general right, under Sections 14, 28 and 30 below to make changes in Seller’s Plans and Specifications, and to applicable limitations of Seller’s liability to Buyer.

7.Completion Date.

(a)Seller estimates that it will substantially complete construction of the Unit, in the manner specified in this Agreement, by approximately December 31, 2019, subject, however, only to delays resulting from “Force Majeure” (such date as extended by events of Force Majeure, the “Outside Date”). The term “Force Majeure” as used in this Agreement shall mean “Acts of God”, labor disputes (whether lawful or not), work stoppages, material or labor shortages, restrictions or delays by any governmental or utility authority or any court of law, civil riots, floods or other causes beyond Seller’s control.

(b)Notwithstanding the foregoing or any other contrary provision of this Agreement, Seller shall have the right, in Seller’s sole discretion, to cancel this Agreement and cause Buyer’s deposits to be refunded in the event that Seller does not enter into binding contracts to sell at least eighty percent (80%) of the Units in the Condominium within one (1) year following the date of this Agreement (the “Contingency Expiration Date). Seller must, however, notify Buyer of such a termination of the Agreement pursuant to this clause within thirty days following the Contingency Expiration Date. The foregoing presale contingency is a provision solely for the benefit of Seller, and may be waived unilaterally by Seller. Accordingly, Seller may elect to waive the contingency, whether or not the stated presales threshold has been met. In the event that Seller does elect to proceed without having met the threshold, Buyer will have no right to object thereto and shall remain bound by the terms of this Agreement. This Section shall not delay the effectiveness of this Agreement, which shall be immediate, but, rather, shall be deemed a “condition subsequent” to this Agreement. In the event of Seller’s termination of this Agreement pursuant to this Section, Buyer shall be entitled to an immediate refund of Buyer’s deposits and upon such termination and the return of Buyer’s deposits, Seller and Buyer will be fully relieved and released from all obligations and liabilities under and in connection with this Agreement (other than those which are intended to survive termination). Seller agrees to use its good faith efforts to meet the foregoing pre-sale requirement, provided, however, that while Seller recognizes that there may be some seasonal variations, Seller may reasonably anticipate sales to occur at a relatively consistent rate throughout the presale contingency period. As such, to the extent that, prior to the Contingency Expiration Date, Seller reasonably believes that the sales will not achieve the presales threshold set forth above, then Seller may terminate this Agreement prior to the Contingency Expiration Date, and such termination shall not be deemed a breach of Seller’s obligation to use its good faith efforts to achieve the pre-sale requirement.

8.Inspection Prior to Closing.

(a)Buyer will be given an opportunity prior to closing, on the date and at the time scheduled by Seller, to inspect the Unit with Seller’s representative. At that time, Buyer will sign an inspection statement listing any alleged defects in workmanship or materials (only within the boundaries of the Unit, itself) which Buyer discovers. If any item listed is actually defective in workmanship or materials (keeping in mind the construction standards applicable in Broward County, Florida for properties of similar, type, style and age), Seller shall, subject to the other provisions hereof, be obligated to repair those items at its cost within a reasonable period of time after closing, but Seller’s obligation to do so will not be grounds for deferring the closing, nor for imposing any condition on closing. No escrows or holdbacks of closing funds will be permitted. Buyer understands and agrees that Seller’s obligation to repair items in the Unit noted during the pre-closing inspection shall automatically terminate (with Seller having no further obligations for such items) upon the date that Buyer commences construction and/or improvement of the Unit, whether or not a permit has been obtained. If Buyer fails to take advantage of the right to a pre-closing inspection on the date and time scheduled, Seller will not be obligated to reschedule an inspection prior to closing and Buyer shall be deemed to have accepted the Unit in its “AS IS/WHERE-IS” condition (subject only to any warranty obligations of Seller to the extent applicable and not then expired).

(b)From and after the closing, Buyer hereby grants Seller and its agents, employees and contractors access to the Unit at reasonable times during normal business hours to complete any necessary repairs to the Unit. If Buyer cannot be present at the time such work is to be performed to facilitate completion of such work, Buyer hereby authorizes Seller, its agents, employees, contractors and sub-contractors to enter the Unit for such purposes using a master key or a key maintained by the

Association. If Buyer cannot or elects not to be present at the time that Seller performs any such work, Buyer hereby waives and releases Seller (its partners, members, managers, contractors, sub-contractors, employees, agents, designees and assigns) from any and all claims that Buyer may have against Seller (its partners, managers, members, contractors, sub-contractors, employees, agents, designees and assigns) relating to damage to or theft of property from the Unit that is not due to the negligence or intentional act of Seller or its partners, members, managers, contractors, sub-contractors, employees, agents, designees and/or assigns. Buyer acknowledges that all matters pertaining to the initial construction of the Unit will be handled by Seller and Seller’s representatives. Buyer agrees not to interfere with or interrupt any workers at the site of the Unit. No personal inspections (other than the one pre-closing inspection referred to above) will be permitted. Buyer may not commence any work on the Unit, other than prepaid options or extras that Seller agrees in writing to provide, until after closing. Buyer recognizes that Seller is not obligated to agree to provide extras or options.

(c)Buyer can examine Seller’s Plans and Specifications at Seller’s business office, located on site or otherwise at a location identified by the Seller, during regular business hours by making an appointment to do so in advance.

(d)The provisions of this Section 8 shall survive (continue to be effective after) closing.

9.Closing Date.

(a)Buyer understands and agrees that Seller has the right to schedule the date, time and place for closing, which shall in no event be scheduled later than one (1) year following the Outside Date, however Buyer understands and agrees that the closing may be scheduled sooner, with the exact time, date and place to be determined by seller.

(b)Before Seller can require Buyer to close, however, two things must be done: (i) Seller must record the Declaration and related documents in the Broward County Public Records; and (ii) Seller must obtain a temporary, partial or permanent certificate of completion for or covering the Unit from the proper governmental agency but, subject and subordinate to the provisions of Section 8 and 30 of this Agreement (without limiting the generality of those provisions by this specific reference), the Common Elements and other portions of the Condominium Property need not then have certificates of occupancy or completion, nor be completed. Seller does, however, agree to complete those amenities within a reasonable period of time following closing provided, however, that no closing shall occur until the certificate of substantial completion described in Section 718.104(4)(e), F.S. shall have first been recorded. Seller does however, agree to provide or complete, within a reasonable period of time following closing, those roads and facilities for water, sewer, gas, electricity and recreational amenities, which Seller or its agents have represented Seller will provide or complete, or Seller has committed to provide or complete in accordance with the terms of the Condominium Documents. The foregoing sentence shall survive (continue to be effective after) closing.

(c)Buyer will be given at least ten (10) days’ notice of the date, time and place of closing. Seller is authorized to postpone the closing for any reason and Buyer will close on the new date, time and place specified in a notice of postponement (as long as at least three (3) days’ notice of the new date, time and place is given). A change of time or place of closing only (one not involving a change of date) will not require any additional notice period. Any formal notice of closing, postponement or rescheduling may be given by Seller orally, by telephone, e-mail, facsimile, mail or other reasonable means of communication at Seller’s option. All of these notices will be sent or directed to the address, or given by use of the information specified on Page 1 of this Agreement unless Seller has received written notice from Buyer of any change prior to the date the notice is given. These notices will be effective on the date given or mailed (as appropriate). An affidavit of one of Seller’s employees or agents stating that this notice was given or mailed will be conclusive.  After the notice is given or mailed, and if requested in writing by Buyer, Seller will send a written confirmation of the closing, together with a draft closing statement and other pertinent information and instructions. This written confirmation is given merely as a courtesy and is not the formal notice to close. Accordingly, it does not need to be received by any particular date prior to closing. Buyer agrees, however, to follow all instructions given in any formal notice and written confirmation. If Buyer fails to receive any of these notices or the confirmation because Buyer failed to advise Seller of any change of mailing address, e-mail address, phone number or telecopy number, because Buyer has failed to pick up a letter when Buyer has been advised of an attempted delivery or because of any other reason, Buyer will not be relieved of Buyer’s obligation to close on the scheduled date unless Seller agrees in writing to postpone the scheduled date. If Seller agrees in writing to reschedule closing at Buyer’s request, or if Buyer is a corporation or other entity and Buyer fails to produce the necessary documentation Seller requests and, as a result, closing is delayed, or if closing is delayed for any other reason (except for a delay desired, requested or caused by Seller), Buyer agrees to pay at closing a late funding charge equal to interest, at the then highest applicable lawful rate, on that portion of the Purchase Price not then paid to Seller (and cleared), from the date Seller originally scheduled closing to the date of actual closing. Buyer agrees that the late funding charge is appropriate in order to cover, among other things, Seller’s administrative and other expenses resulting from a delay in closing. Buyer understands that Seller is not required to reschedule or to permit a delay in closing at Buyer’s request.

10.Closing.

(a)The term “closing” refers to the time when Seller delivers the deed to the Unit to Buyer and ownership changes hands. Buyer’s ownership is referred to as “title”. Seller promises that the title Buyer will receive at closing will be good, marketable and insurable (subject to the permitted exceptions listed or referred to below and the other provisions of this Agreement).

(b)Buyer agrees that Seller’s designee shall act as closing agent and shall issue the title insurance commitment (and subsequent title insurance policy), which shall be paid for by Seller as provided hereafter. Buyer will receive from Seller two (2) documents at closing which Buyer agrees to accept as proof that Buyer’s title is as represented above:

(i)A written commitment, from a title insurance company licensed in Florida agreeing to issue a policy insuring title or the policy itself. This commitment (or policy) will list any exceptions to title. Permitted exceptions (exceptions which Buyer agrees to take title subject to) are:

(1)Liability for all taxes or assessments affecting the Unit, which are not yet due and payable, starting the year Buyer receives title and continuing thereafter;

(2)All laws, and all restrictions, covenants, conditions, limitations, agreements, reservations and easements now or hereafter recorded in the public records, which may include, without limitation, zoning restrictions, property use limitations and obligations, easements (rights-of-way) and agreements relating to telephone lines, water and sewer lines, storm water management and other utilities;

(3)The restrictions, covenants, conditions, easements, terms and other provisions imposed by the documents contained or referred to in the

Condominium Documents (and any other documents which Seller, in its sole discretion, believes to be necessary or appropriate) which are recorded, now or at any time after the date of this Agreement, in the Public Records of Broward County;

(4)The rights of the public for use of the baywalk, if any, over portions of the Common Elements along the Intracoastal waterway;

(5)The restrictions, covenants, easements, conditions, terms and other provisions set forth in the Zoning Regulations and in the Development Covenants, including, without limitation, rights of third parties to construct, operate and maintain the marina located within the Common Elements, if any.

(6)The restrictions, covenants, easements, conditions, terms and other provisions set forth in any Brand Agreement.

(7)Standard exceptions for waterfront property and artificially filled in property which once was in navigable waters and all other standard exceptions for similar property;

(8)Any open Notice of Commencement related to Seller’s construction or development of, among other things, the Condominium (although Seller will provide an unsecured indemnification to the title insurer selected by Seller, on a form reasonably acceptable to Seller, to induce the title insurer selected by Seller to insure Buyer’s title without exception for unfiled construction liens relating to the Notice of Commencement);

(9)Pending governmental liens as of closing (Seller will be responsible, however, for certified governmental liens or special assessment liens as of closing, provided, however, that to the extent that any such certified liens are then due or are payable in installments, Seller shall only be responsible for those payments and/or installments due prior to closing, and Buyer hereby assumes all payments and/or installments coming due after closing);

(10)All standard printed exceptions contained in an ALTA Owner’s title insurance policy issued in Broward County, Florida; and

(11)Any matters not listed above as long as title insurance coverage is available for these matters from a nationally recognized title insurer.

(ii)A Special Warranty Deed. At closing, Seller promises to give Buyer a special warranty deed to the Unit. The special warranty deed will be subject to (that is, contain exceptions for) all of the matters described above.

(c)Buyer will receive at closing Seller’s form of owner’s (“no lien”) affidavit, closing agreement, FIRPTA (non-foreign) affidavit and an assignment of any appurtenances to the Unit, if any, as described herein. When Buyer receives the special warranty deed at closing, Buyer will sign Seller’s closing agreement, a settlement statement, if Buyer is a legal entity, an affidavit, and/or other evidence required by Seller or Seller’s closing agent, certifying the identity of the “beneficial owner(s)” (as such term is defined by the United States Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”) of the entity and the authorized representative of the entity, and otherwise as may be required to comply with any requirements of any orders now or hereafter issued by FinCEN (or any other governmental or quasi-governmental agencies), and all papers that Seller deems reasonably necessary or appropriate for transactions of this nature.

(d)If Seller cannot provide the quality of title described above, Seller will have a reasonable period of time (at least sixty (60) days) to correct any defects in title. If Seller cannot, after making reasonable efforts to do so (which shall not require the bringing of lawsuits or the payment or satisfaction of involuntary liens or judgments) correct the title defects, Buyer will have two options:

(i)Buyer can accept title in the condition Seller offers it (with defects) and pay the full Purchase Price for the Unit with exceptions for such title matters to be contained in the special warranty deed for the Unit. Buyer will not make any claims against Seller because of the defects; or

(ii)Buyer can cancel this Agreement and receive a full refund of Buyer’s deposits.

(e)At the same time Buyer receives the special warranty deed, Buyer agrees to pay the balance of the Purchase Price and any additional amounts owed under this Agreement. Seller has no obligation to accept funds other than as set forth in Section 3 above. Until all sums have been received and cleared, Seller will be entitled to a vendor’s lien on the Unit (which Buyer agrees Seller may unilaterally record in the Public Records of the County).

(f)At or prior to closing, Buyer must present written evidence to Seller that Buyer has established an account for electric service to the Unit with FP&L (or any successor supplier or electric service to the Unit) and that electric service to the unit is to commence (on Buyer’s account) as of closing.

(g)The provisions of this Section shall survive (continue to be effective after) closing.

11.Additional Fees and Costs.

(a)Buyer understands and agrees that, in addition to the Purchase Price for the Unit, Buyer must pay certain other fees, costs or other sums when the title is delivered to Buyer at closing. These include:

(i)A “development fee” equal to one and seven tenths percent (1.70%) of the Purchase Price (and of any charges for options or extras now or hereafter contracted for which are not included in the Purchase Price).

(ii)A working capital contribution in an amount equal to the aggregate of twice the regular monthly assessment for the Unit due to the Condominium Association, as determined at the time of closing, and which contribution is payable directly to the Association to provide it with funds. This contribution may be used by the Condominium Association for any purpose, including, payment of ordinary Common Expenses or operating costs, and will not be credited against regular assessments or charges. This amount of this contribution may change, however, if the monthly assessments change prior to closing (see Section 17). To the extent that Seller elects to fund deficits as provided in the Declaration, no portion of the contribution shall be used for payment of Common Expenses prior to the expiration of the period during which Seller is excused from payment of assessments.

(iii)Any and all sales tax due in connection with the acquisition of any furnishings, finishes and/or equipment.

(iv)A reimbursement to Seller for any utility, cable or interactive communication deposits or hook-up fees, and/or governmental impact fees, which Seller may have advanced prior to closing for the Unit or applicable to the Unit, together with any deposits charged by the utility provider in connection with opening accounts for utility services intended to be charged directly to the Unit. The amount of these charges is now unknown.

(v)Any remaining outstanding sums and/or any sales tax due  for any options or upgrading of standard items included, or to be included, in the Unit as agreed to in writing by both Buyer and Seller.

(vi)Reimbursement to Seller, and/or Seller’s closing agents, for charges incurred in connection with any State, Federal or local rules, regulations or ordinances mandating reporting (including, without limitation, any targeting orders or equivalent issued by FinCEN or any governmental or quasi-governmental agencies) and/or coordinating the closing with Buyer and/or Buyer’s lender, including, without limitation, charges for messenger expenses, long distance telephone calls, photocopying expenses, telecopying charges and others. The amount of these charges is now unknown.

(vii) In the event of increases in either the recording fees imposed by the County, the documentary stamp tax rates or the promulgated title insurance premiums, subsequent to the date of this Agreement, or in the event of the imposition of any surcharge or any new governmental tax or charge on deeds or conveyances, Buyer agrees to pay all such increases, surcharges or new taxes or charges, in addition to the development fee.

(viii)All fees and charges payable to any attorney selected by Buyer to represent Buyer. The amount of any such charges is now unknown; and

(ix)The late funding charges provided for elsewhere in this Agreement. The amount of any such charges is now unknown.

(b)Seller agrees to pay the following closing costs at closing:

(i)the costs of officially recording the deed in the Public Records of the County (presently, recording fees are $10.00 for the first page of an instrument and $8.50 for each additional page);

(ii)documentary stamp taxes payable in connection with the deed conveying the Unit to Buyer (presently, documentary stamp taxes are $.70 for each $100.00 of consideration); and

(iii)the title insurance premium for any title insurance policy issued by Seller’s closing agent.

(c)Buyer understands and agrees that Seller may utilize the “development fee” for payment of the closing costs for which Seller is obligated, but that the balance of the “development fee” shall be retained by Seller to provide additional revenue and to offset certain of its construction and development expenses, including without limitation, certain of Seller’s administration expenses and Seller’s attorneys’ fees in connection with development of the Condominium. Accordingly, Buyer understands and agrees that the development fee is not for payment of closing costs or settlement services (other than to the extent expressly provided above), but rather represents additional funds to Seller which are principally intended to provide additional revenue and to cover various out-of-pocket and internal costs and expenses of Seller associated with development of the Condominium.

(d)If Buyer obtains a loan for any portion of the Purchase Price, Buyer will be obligated to pay any loan fees, closing costs, escrows, appraisals, credit fees, lender’s title insurance premiums, prepayments and all other expenses charged by any lender giving Buyer a mortgage, if applicable. Additionally, if Buyer obtains a loan and elects to have Seller’s closing agent act as “loan” closing agent as well, Buyer agrees to pay, in addition to any other sums described in this Agreement, such closing agent an aggregate sum equal to $995.00, for a simultaneously issued mortgagee’s title insurance policy, the agent’s title examination, title searching and closing services related to acting as “loan closing agent”. In addition to that sum, Buyer shall be obligated to pay the premiums (at promulgated rate) for any title endorsements requested by Buyer’s lender. Notwithstanding any of the references in this paragraph to Buyer obtaining a loan, nothing herein shall be deemed to make this Agreement, or the Buyer’s obligations under this Agreement, conditional or contingent in any manner on the Buyer obtaining a loan to finance any portion of the Purchase Price; it being the agreement of the Buyer that the Buyer shall be obligated to close “all cash” and that no delays in closing shall be provided to accommodate loan closings. Notwithstanding the foregoing, nothing herein shall require Buyer to choose to elect Seller’s closing agent to act as loan closing agent, nor shall anything herein obligate Seller’s closing agent to act as loan closing agent (even if selected by Buyer).

(e)Current expenses of the Unit (for example, taxes and governmental assessments, levies and/or use fees and current monthly assessments of the Association and any interim service fees imposed by governmental authority) will be prorated between Buyer and Seller as of the date of closing. Additionally, at closing, Buyer shall be obligated to prepay the next month’s maintenance assessment to the Association. This prepayment is in addition to Buyer’s obligation to pay the working capital contribution, as described above.  If taxes for the year of closing are assessed on the Condominium as a whole, Buyer shall pay Seller, at closing, the Unit’s allocable share of those taxes (as estimated by Seller and subject to reproration when the actual tax bill is available) from the date of closing through the end of the applicable calendar year of closing. Buyer should understand that during the year in which the Declaration of Condominium is recorded, it is likely that real property taxes may be assessed as a whole against the entire property comprising the Condominium (rather than on a unit-by-unit basis, which is how the Condominium will be assessed during all years following the year during which the Declaration is recorded). As such, if Buyer is closing in the calendar year during which the Declaration is recorded, Buyer should anticipate having to pay to Seller, at closing, the estimated prorated amount of real property taxes attributable to the Unit for the period from the date of closing through December 31 of the year of closing; and based upon the perceived value of the Unit, such amount will, in all likelihood, be a substantial sum. If taxes for the year of closing are assessed on a unit-by-unit basis, Buyer and Seller shall prorate taxes as of the closing date based upon the actual tax bill, if available, or an estimate by Seller, if not available, with Buyer responsible for paying the full amount of the tax bill and Seller reimbursing Buyer for Seller’s prorated share of those taxes. Buyer agrees that Seller’s prorated share of the taxes due as of closing need not be paid to Buyer, however, until the actual tax bill is presented to Seller, and any proration based on an estimate of the current year’s taxes shall be subject to reproration upon request of either party, provided, however, that any request for reproration is made within six (6) months following the issuance of the actual tax bill for the Unit (it being assumed, for purposes hereof, that tax bills are issued on November 1 of each tax year) or the date of the final determination of any property tax appeal (if the taxes for the year of proration have been appealed). No request for proration made beyond the six (6) month period shall be valid or enforceable. In addition, Buyer shall pay, or reimburse Seller if then paid, for any interim proprietary and/or general service fees imposed by any governmental municipality or governmental authority having jurisdiction over the Unit. This paragraph shall survive (continue to be effective after) closing.

12.Adjustments with the Association. Buyer understands that Seller may advance money to the Condominium Association to permit it to pay for certain of its expenses (for example, but without limitation, insurance premiums, Common Element utility and/or cable or other interactive communication charges and deposits, permit and license fees, charges for service contracts, salaries of employees of the Condominium Association and other similar expenses). Seller is entitled to be reimbursed by the Condominium Association for all of these sums advanced by Seller, to the extent in excess of Seller’s assessment obligations (and/or deficit funding obligations, if any). To the extent that Seller is entitled to reimbursement, the Condominium Association will reimburse Seller out of regular assessments paid by Buyer and other owners as those contributions and assessments are collected, or as otherwise requested by Seller. Seller also, at its election, may receive reimbursement (to the extent that it is otherwise entitled to reimbursement) for these payments by way of a credit against any sums it may become obligated to pay to the Condominium Association. To the extent that there is any guarantee of assessments in place and in effect, no initial contributions of purchasers to the Condominium Association may be used for such purposes however. The provisions of this Section 12 will survive (continue to be effective after) closing.

13.Default.

(a)If Buyer fails to perform any of Buyer’s obligations under this Agreement (including making scheduled deposits and other payments) Buyer will be in “default”. If Buyer is still in default twenty (20) days after Seller sends Buyer written notice thereof, Seller shall be entitled to the remedies provided herein. If, however, Buyer’s default is as a result of  failing to close on the scheduled date, then in addition to all other remedies provided herein (if any), Seller can cancel this Agreement without giving Buyer any prior (or subsequent) notification or opportunity to close at a later date.

(b)Upon Buyer’s default (and the expiration of any notice period, if applicable), all Buyer’s rights under this Agreement will end and Seller can terminate this Agreement and resell the Unit for a higher or lower price without any accounting to Buyer.  Buyer understands that because Seller has taken the Unit off the market for Buyer, has spent money on sales, advertising, promotion and construction and has incurred other costs incident to this sale, Buyer’s default will damage Seller.  As compensation for this damage, in the event Seller cancels this Agreement because of Buyer’s default, Buyer authorizes Seller to keep (or if not then paid by Buyer, Buyer will pay to Seller) all deposits and other pre-closing advance payments (including, without limitation, those on options, extras, upgrades and the like) Buyer has then made (and which would have been required to have been made had Buyer not defaulted) and all interest which was, or would have been, earned on them, all as liquidated damages (and not as a penalty).  Buyer and Seller agree to this because there is no other precise method of determining Seller's damages.  Any damage or loss that occurs to the Condominium Property and/or The Properties while Buyer is in default will not affect Seller's right to liquidated damages. Seller shall also have the right to seek to specifically enforce this Agreement against Buyer in the event of an uncured default by Buyer.

(c)If Seller fails to perform any of Seller’s obligations under this Agreement, Seller will be in “default”. If Seller is still in default ten (10) days after Buyer sends Seller notice thereof (or such longer time as may reasonably be necessary to cure the default if same cannot be reasonably cured within ten (10) days), Buyer may pursue such rights as may be available in equity and/or under applicable law, except that absent an intentional default by Seller, Buyer may not seek to specifically enforce this Agreement, and Seller is entitled to defend itself to the maximum lawful extent.

The provisions of this Section 13 will survive (continue to be effective after) termination of this Agreement and/or closing.

14.Construction Specifications.

(a)The Unit and the Condominium will be constructed in substantial accordance with the plans and specifications therefor kept in Seller’s construction office, as such plans and specifications are amended from time to time. Seller may make such changes in the plans and specifications that it deems appropriate at any time, to accommodate it in the field construction needs (as more fully discussed in this Section 14) and in response to recommendations or requirements of local, state or federal governmental or quasi-governmental agencies or applicable utility and/or insurance providers or Seller’s design professionals and/or contractors or suppliers. Such plans and specifications, as they are so amended, are referred to in this Agreement as “Seller’s Plans and Specifications”. Without limiting Seller’s general right to make changes, Buyer specifically agrees that the changes described above,  changes to Units to cause same to be readily accessible for handicapped persons and/or to otherwise comply with applicable disability requirements of City, State or Federal law and changes in the location of utility (including, but not limited to, television, intranet, internet, antennae and telephone and other technologies, equipment and wiring) lead-ins and outlets, air-conditioning equipment, ducts and components, lighting fixtures and electric panel boxes, and in the general layout of the Unit and Condominium, may be made by Seller in its discretion. To the extent that Unit is constructed and finished in a manner to be readily accessible to handicapped persons and/or to otherwise comply with applicable disability requirements of City, State or Federal law, Buyer understands and agrees that the Unit must be maintained in that condition and that Buyer shall be precluded from altering those features of the Unit.

(b)In furtherance of the understanding and agreement stated above, Buyer acknowledges and agrees that it is a widely observed construction industry practice for pre-construction plans and specifications for any unit or building to be changed and adjusted from time to time in order to accommodate on-going, “in the field” construction needs. These changes and adjustments are essential in order to permit all components of the Unit and the Building to be integrated into a well-functioning and aesthetically pleasing product in an expeditious manner. Because of the foregoing, Buyer acknowledges and agrees that it is to Buyer’s benefit to allow Seller the flexibility to make such changes in the Unit and the Condominium.

(c)Buyer further understands and agrees that Seller may, in its sole and absolute discretion, determine to build- out certain units in the Condominium in a manner designed to be handicapped accessible, which may include, without limitation, the installation of grab bars and alterations to the standard floor plan for the Unit. In the event that Seller elects to build-out the Unit in such manner, Buyer shall be deemed to have authorized and agreed to same, and to accept same at closing, without claim against Seller. Buyer further understands and agrees that Buyer may not make any alteration to the Unit subsequent to closing that may affect its suitability for handicapped persons.

(d)Buyer further acknowledges and agrees that (i) the plans and specifications for the Unit and the Condominium on file with the applicable governmental authorities may not, initially, be identical in detail to Seller’s Plans and Specifications, and (ii) because of the day-to-day nature of the changes described in this Section 14, the plans and specifications on file with applicable governmental authorities may not include some or any of these changes (there being no legal requirement to file all changes with such authorities). As a result of the foregoing, Buyer and Seller both acknowledge and agree that the Unit and the Condominium may not be constructed in accordance with the plans and specifications on file with applicable governmental authorities. Without limiting the generality of Section 28, Seller disclaims and Buyer waives any and all express or implied warranties that construction will be accomplished in compliance with such plans and specifications. Seller has not given and Buyer has not relied on or bargained for any such warranties. In furtherance of the foregoing, in the event of any conflict between the actual construction of the Unit and/or the Building, and that which is set forth on the plans, Buyer agrees that the actual construction shall prevail and to accept the Unit and Building as actually constructed (in lieu of what is set forth on the plans).

(e)Buyer understands and agrees that in designing the Condominium, the stairwells within the Condominium Property are intended primarily for ingress and egress in the event of emergency and, as such may be constructed and left unfinished solely as to be functional for said purpose, without regard to the aesthetic appearance of said stairwells. Similarly, the garage and utility pipes serving the Condominium are intended primarily for functional purposes, and as such may be left unfinished without regard to the aesthetic appearance of same. Further, Buyer hereby acknowledges and agrees that the potential for sound and/or odor transmission in a multi-story building is always a possibility, that noises and/or odors from nearby units and/or mechanical equipment can often be detected in other units. Without limiting the generality of Section 28, Seller does not make any representation or warranty as to the level of sound and/or odor transmission between and among Units, vibrations from HVAC and/or mechanical equipment and the other portions of the Condominium Property, and Buyer hereby waives and expressly releases any such warranty and claim for loss or damages resulting from vibration, sound and/or odor transmission. Lastly, Buyer understands and agrees that there are various methods for calculating the square footage and dimensions of a Unit and that depending on the method of calculation, the measured square footage of the Unit may be more or less than Buyer had anticipated. Typically, marketing materials will calculate the dimensions of the Unit from the exterior boundaries of the exterior walls to the centerline of interior demising walls, including common elements such as structural walls and other interior structural components of the building. Architectural or marketing size is larger than the size of the Unit determined strictly in accordance with the boundaries of the Unit set forth in the Declaration.  Additionally, references in marketing materials to ceiling heights are generally taken from the top of the unfinished floor slab to the underside of the upper unfinished concrete slab, which is greater than the actual clearance that will result between the top of the finished floor coverings and the underside of the finished ceiling as same may be affected by any drop ceilings or soffits, including without limitation to accommodate mechanical equipment. Any listed ceiling heights are approximate and subject to change. Accordingly, during the pre-closing inspection, Buyer should, among other things, review the size and dimensions of the Unit. Buyer shall be deemed to have conclusively agreed to accept the size and dimensions of the Unit, regardless of any variances in the square footage from that which may have been disclosed to Buyer at any time prior to closing, whether included as part of the Condominium Documents, Seller’s promotional materials or otherwise. Without limiting the generality of any other provision of this Agreement, Seller does not make any representation or warranty as to the actual size, dimensions or square footage of the Unit, and Buyer hereby waives and expressly releases any such warranty.

(f)The agreements and waivers of Buyer contained in this Section 14 will survive (continue to be effective after) the closing.

15.Certain Items and Materials.

(a)Buyer understands and agrees that certain items, if included with the Unit, such as tile, marble, stone, granite, cabinets, wood, stain, grout, wall and ceiling textures, mica, carpeting, light fixtures, wall coverings, floor coverings and other improvements, are subject to size and color variations, grain and quality variations, and may vary in accordance with price, availability and changes by manufacturer from those shown in the models or in illustrations or included in Seller's Plans and Specifications or in the published list of standard items (if any). If circumstances arise which, in Seller’s opinion, warrant changes of suppliers, manufacturers, brand names, Standard Finishes (if applicable), models or items, design professionals, including, without limitation, any interior designer or architect, or if Seller elects to omit certain items, Seller may modify the interior design concepts and the list of standard features and/or Standard Finishes (if applicable) or make substitutions for equipment, material, appliances, brands, models, etc., with items which in Seller’s opinion are of equal or better quality (regardless of cost). Buyer also understands and agrees that Seller has the right to substitute or change materials and/or stain colors utilized in wood decor (if any). Buyer recognizes that certain colors as shown in displays or in the models, including, but not limited to, stone, marble, granite, cabinetry, carpeting and wood stain, will weather and fade and may not be duplicated precisely.

(b) If Seller allows Buyer to select certain colors and/or materials in the Unit (which Seller is not obligated to do), Buyer understands and agrees that Buyer must submit Buyer's selections to Seller in writing within fourteen days after the date the list of selections (if any) is made available to Buyer. If these selections (if any) are not delivered to Seller in writing within the time period stated above, then it is agreed and understood that the choices will be made by Seller in Seller's sole discretion.

(c)The agreements and waivers of Buyer contained in this Section 15 will survive (continue to be effective after) closing.

16.Litigation.

(a)In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorneys’, paralegals’ and para-professionals’ fees and court costs at all trial and appellate levels. In addition, in the event of any litigation between the parties related to this Purchase Agreement (i) the parties shall and hereby submit to the personal jurisdiction of the state and federal courts of the State of Florida and (ii) venue shall be laid exclusively in Miami-Dade County, Florida.

(b)SELLER AND BUYER AGREE THAT NEITHER SELLER, BUYER, NOR ANY ASSIGNEE, SUCCESSOR, HEIR, OR LEGAL REPRESENTATIVE OF SELLER OR BUYER (ALL OF WHOM ARE HEREINAFTER REFERRED TO AS THE “PARTIES”) SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDINGS, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE CONDOMINIUM DOCUMENTS, ANY RULES OR REGULATIONS OF THE ASSOCIATION, OR ANY INSTRUMENT EVIDENCING OR RELATING TO ANY OF THE FOREGOING, OR ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY ACTIONS, DEALINGS OR RELATIONSHIP BETWEEN OR AMONG THE PARTIES, OR ANY OF THEM. NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY NEGOTIATED BY THE PARTIES AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. SELLER HAS NOT IN ANY WAY INDICATED THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(c)Inasmuch as Buyer’s decision to purchase a Unit is personal and the circumstances regarding the offering of the Unit may unique to Buyer, Buyer agrees that BUYER SHALL NOT JOIN OR CONSOLIDATE CLAIMS WITH OTHER PURCHASERS OF UNITS OR LITIGATE IN COURT OR THROUGH OTHER FORMS OF PROCEEDINGS ANY CLAIMS AS A REPRESENTATIVE OR MEMBER OF A CLASS OR IN A PRIVATE ATTORNEY GENERAL CAPACITY.

(d)This Section will survive (continue to be effective after) any termination of this Agreement, but shall otherwise be deemed merged into the deed at closing.

17.Maintenance Fee.  Buyer understands and agrees that the Estimated Operating Budget for the Association (the “Budget”) contained in the Condominium Documents provides only an estimate of what it will cost to run the Association during the period of time stated in the Budget. The Budget is not guaranteed to accurately predict actual expenditures. Actual expenditures may vary based upon a number of factors, many of which are out of Seller’s control. These factors include, without limitation, changes in costs, wages, environmental considerations and the effects of natural disasters. In making a decision to acquire the Unit, Buyer should factor in these potential increases in the Budget that may occur prior to closing, and after (and the resultant increases in the assessment amounts). Seller, as the sole Unit Owner upon the formation of the Condominium, may vote not to  provide any reserves for the initial year of the Association following recording the Substantial Completion Certificate. Thereafter, on an annual basis, a majority of the Association’s members (which may include the Seller/Developer during the first and second years) may vote to continue not to provide any reserves. If an election is in fact made to waive reserves, the assessments per Unit payable to the Association will be as set forth in the Estimated Operating Budget as “Assessments per Unit-Without Reserves”. If no such election is made, the assessments per Unit payable to the Association will be as set forth in the Estimated Operating Budget as “Assessments per Unit - With Reserves”.  The provisions of this Section 17 will survive (continue to be effective after) closing.

18.Condominium Association. This Agreement is also Buyer’s application for membership in the Association, which membership shall automatically take effect at closing. At that time, Buyer agrees to accept all of the liabilities and obligations of membership.

19.Seller’s Use of the Condominium Property. As long as Seller owns a unit or units and is offering same for sale in the ordinary course of business, it and its agents are hereby given full right and authority to place and maintain on, in and about the Condominium Property and/or Association Property (excluding the Unit after closing) model units, sales and leasing offices, administrative offices, signs and lighting related to construction and sales promotion purposes, for such period of time, at such locations and in such forms as shall be determined by Seller in its sole and absolute discretion. Seller, its employees, agents, contractors, sub-contractors and prospective buyers are also hereby given, for construction and sales promotion purposes, the right of entry upon, ingress to, egress from and other use of the Condominium and/or Association Property (excluding the Unit after closing), and the right to restrict and regulate access to the Common Elements and/or Association Property, subject to Buyer’s reasonable access to and from the Unit after closing, for the purposes of completing construction of the Common Elements, Association Property and/or other units within the Condominium. Seller’s salespeople can show units, the Association Property and/or the Common Elements, erect advertising signs and do whatever else is necessary in Seller’s opinion to help sell, resell, finance or lease units or other portions of any improvements to be constructed upon the Condominium Property or develop and manage the Condominium Property and/or Association Property and/or to provide management and administration and/or financial services, but Seller’s use of the Condominium Property and/or Association Property must be reasonable, and cannot unreasonably interfere with Buyer’s use and enjoyment of the Unit. This Section will survive (continue to be effective after) closing.

20.Sales Commissions. Seller will pay all sales commissions due its in-house sales personnel and/or exclusive listing agent and the co-broker, if any, identified on the last page of this Agreement (if such space is left blank, it shall mean that Seller has not agreed to pay any co-broker and that Buyer represents that there is no co-broker who can claim by, through or under Buyer), provided that such co-broker has properly registered with Seller as a participating co-broker. Seller has no responsibility to pay any sales commissions to any other broker or sales agent with whom Buyer has dealt. Buyer will be solely responsible to pay any such other brokers. By signing this Agreement, Buyer is representing and warranting to Seller that Buyer has not consulted or dealt with any broker, salesperson, agent or finder other than Seller’s sales personnel (and the co-broker, if any, named on the last page of this Agreement), nor has the sale been procured by any real estate broker, salesperson, agent or finder other than Seller’s sales personnel (and the co-broker, if any, named on the last page of this Agreement). Buyer will defend (with counsel acceptable to Seller), indemnify and hold Seller harmless for and from any such person or company claiming otherwise. Buyer’s indemnity and agreement to hold Seller harmless includes, without limitation, Buyer’s obligation to pay or reimburse Seller for all commissions, damages and other sums for which Seller may be held liable and all attorneys’ fees and court costs actually incurred by Seller (including those for appeals), regardless of whether a lawsuit(s) is actually brought or whether Seller ultimately wins or loses. This Section 20 will survive (continue to be effective after) closing and any termination of this Agreement.

21.Notices.

(a)Whenever Buyer is required or desires to give notice to Seller, the notice must be in writing and it must be sent by: (i) certified mail, postage prepaid, with a return receipt requested (ii) hand delivery or (iii) a recognized overnight courier service (i.e., Fed Ex, United Parcel Service, etc.), to Seller at 315 S. Biscayne Boulevard, 4th Floor, Miami, Florida 33131, Attn: Hyde Beach House Resort & Residences Project Manager, or to such other address as Seller may otherwise direct.

(b)Unless this Agreement states other methods of giving notices, whenever Seller is required or desires to give notice to Buyer, the notice must be given either in person, by telephone ( to the telephone number indiated on page 1 of this Agreement)  or in writing and, if in writing, it must be sent either by: (i) certified mail, postage prepaid, with a return receipt requested (unless sent outside of the United States, in which event written notices to Buyer may be sent by regular air mail); (ii) facsimile transmission if Buyer has indicated a telecopy number on Page 1 of this Agreement; (iii) electronic transmission, if Buyer has indicated an email address on Page 1 of this Agreement; or (iv) hand delivery or by recognized overnight courier service (i.e., Fed Ex, Express Mail, United Parcel Service, etc.), to the address for Buyer set forth on Page 1 of this Agreement. By giving the telephone number, telecopy number and/or email address on Page 1 of this Agreement, Buyer hereby consents to receiving telephonic, facsimile and/or email communications, including advertisements, as applicable, made or given by Seller hereunder.

(c)A change of address notice is effective when it is received. As to other notices, notices delivered by certified mail, shall be deemed received by Buyer on the date that the postal service first attempts delivery of the notice at the Buyer’s address (regardless of whether delivery is accepted). Notices delivered by facsimile transmission shall be deemed received on the date that Seller gets confirmation (from the sending machine) that the facsimile was transmitted to the receiving facsimile number. Notices delivered by electronic transmission (e-mail) shall be deemed received by Buyer on the date sent by Seller. Notices delivered by hand delivery or overnight courier service shall be deemed received on the date that the delivery service or overnight courier service first attempts delivery of the notice at the Buyer’s address (regardless of whether delivery is accepted). All permitted non-written notices to Buyer are deemed received on the date given by Seller. Further, Buyer expressly understands and agrees that all notices from Seller are and will be in English and to the extent that any person prepares a translation thereof, the English original version nevertheless is controlling.

22.Transfer or Assignment. Buyer shall not be entitled to assign this Agreement or its rights hereunder without the prior written consent of Seller, which may be withheld by Seller with or without cause (and even if Seller’s refusal to grant consent is unreasonable). To the extent that Seller consents to any such assignment, said consent may be conditioned in any manner whatsoever, including, without limitation, charging an assignment or transfer fee and requiring full disclosure of any beneficial owners or any proposed assignee that is an entity. Any such assignee that is consented to by Seller must fully assume all of the obligations of Buyer hereunder by written agreement for Seller’s benefit, a counterpart original executed copy of which shall be delivered to Seller. If Buyer is a corporation, partnership, other business entity, trustee or nominee, a direct or indirect transfer of a majority interest in any stock, voting interest, partnership interest, membership interest, equity, beneficial or principal interest in Buyer will constitute an assignment of this Agreement requiring prior written consent by Seller. No assignment or transfer in violation of the restrictions set forth herein shall be valid or binding on Seller.Without limiting the generality of the foregoing, Buyer shall not, prior to closing on title to the Unit, unless first obtaining the prior written consent of Seller (which may be granted or withheld in Seller’s sole and absolute discretion) (i) advertise, market and/or list the Unit for lease, sale or resale, whether by placing an advertisement, listing the Unit with a broker, posting signs at the Unit or at the Condominium, allowing the Unit to be listed for sale on the internet or the Multiple Listing Service, hiring a broker, directly or indirectly, to solicit interest in a resale or otherwise, or (ii) enter into any contract or agreement, written or otherwise, for the sale or lease of the Unit with a third party. Notwithstanding any permitted assignment or transfer of any interest in this Agreement and/or the Unit, nothing shall relieve or release Buyer from any obligations or liabilities under this Agreement.

23.Others Bound by this Agreement. If Buyer dies or in any way loses legal control of Buyer’s affairs, this Agreement will bind Buyer’s heirs and personal representatives. If Buyer has received permission to assign or transfer Buyer’s interest in this Agreement, this Agreement will bind anyone receiving such interest. If Buyer is a corporation or other business entity, this Agreement will bind any successor corporation or entity resulting from merger, reorganization or operation of law. If more than one person signs this Agreement as Buyer, each will be equally liable, on a joint and several basis, for full performance of all Buyer’s duties and obligations under this Agreement and Seller can enforce this Agreement against either as individuals or together.

24.Public Records. Buyer authorizes Seller to record the documents needed to establish and operate the Condominium, as well as all other documents which Seller deems necessary or appropriate, in the Public Records of Broward County, Florida. Neither this Agreement, nor any notice or memorandum hereof (nor any Lis Pendens), may be recorded by Buyer. Buyer further agrees not to seek to impose any type of lien or other claim upon the Unit or all or any portion of the Condominium, equitable or otherwise, and any right to impose or seek any such lien or other claim is hereby knowingly, fully and unconditionally waived by Buyer.

25.Florida Law; Severability.

(a)Any disputes that develop under this Agreement and any issues that arise regarding the entering into, validity and/or execution of this Agreement will be settled according to Florida law. If any part of this Agreement violates a provision of applicable law, the applicable law will control. In such case, however, the rest of this Agreement (not in violation) will remain in force.

(b)Without limiting the generality of the foregoing, it is Buyer’s and Seller’s mutual desire and intention that all provisions of this Agreement be given full effect and be enforceable strictly in accordance with their terms. If, however, any part of this Agreement is not enforceable in accordance with its terms or would render other parts of this Agreement or this Agreement, in its entirety, unenforceable, the unenforceable part or parts are to be judicially modified, if at all possible, to come as close as possible to the expressed intent of such part or parts (and still be enforceable without jeopardy to other parts of this Agreement, or this Agreement in its entirety), and then are to be enforced as so modified. If the unenforceable part or parts cannot be so modified, such part or parts will be unenforceable and considered null and void in order that the mutual paramount goal (that this Agreement is to be enforced to the maximum extent possible strictly in accordance with its terms) can be achieved.

(c)Without limiting the generality of the foregoing, if the mere inclusion in this Agreement of language granting to Seller certain rights and powers, or waiving or limiting any of Buyer’s rights or powers or Seller’s obligations (which otherwise would be applicable in the absence of such language), results in a final conclusion (after giving effect to the above judicial modification, if possible) that Buyer has the right to cancel this Agreement and receive a refund of Buyer’s deposits, such offending rights, powers, limitations and/or waivers shall be struck, canceled, rendered unenforceable, ineffective and null and void. Under no circumstances shall either Buyer or Seller have the right to cancel this Agreement solely by reason of the inclusion of certain language in this Agreement (other than language which is intended specifically to create such a cancellation right).

(d)The provisions of this Section 25 will sirvivie ( continue to be effective) after closing.

26.Changes.

(a)Seller may make changes in the Condominium Documents in its sole discretion by providing Buyer with all such amendments that are made.  Buyer will not be permitted to prevent Seller from making any change it wishes in its sole discretion.

(b)Without limiting the generality of the foregoing and other provisions of this Agreement, Seller is specifically authorized to: (i) substitute the final legal descriptions and as-built surveys for the proposed legal descriptions and plot plans contained in the Condominium Documents even though changes occur in the permitting stage and during construction, and/or (ii) combine and/or subdivide units prior to or after the recordation of the Declaration (and incorporate divider wall Common Elements in any such combination units or add Common Element divider walls in any such subdivision), provided that the percentage share of ownership of common elements of any unit not affected in the combination or subdivision is not affected. and/or (iii) update the Condominium Documents to reflect any changes in the Florida Condominium Act adopted by the Legislature (and/or changes to the Administrative Rules adopted by the Division) after the date of this Agreement. Buyer understands and agrees that Seller has no control over changes to the Act and/or Administrative Rules and as such, that Seller shall have no liability with respect to its incorporation of these changes.

(c)The provisions of this Section 26 will survive (continue to be effective after) closing.

27.Nearby Activities and Views.

(a)Buyer understands and agrees that for some time in the future Buyer may be disturbed by the noise, commotion and other unpleasant effects of the nearby activities and that Buyer may be impeded in using portions of the Condominium Property, any one or more of those activities.  Demolition or construction of buildings and other structures within the immediate area or within the view lines of any particular Unit or of any part of the Condominium (the “Views”) may block, obstruct, shadow or otherwise affect Views, which may currently be visible from the Unit or from the Condominium.

(b)As a result of the foregoing, there is no guarantee of view, security, privacy, location, design, density or any other matter, except as is set forth herein or in the Condominium Documents. Buyer hereby agrees to release Seller, its partners and/or members and its and their officers, members, directors and employees and every affiliate and person related or affiliated in any way with any of them (collectively, “Seller’s Affiliates”) from and against any and all losses, claims, demands, damages, costs and expenses of whatever nature or kind, including attorneys’ fees and costs, including those incurred through all arbitration and appellate proceedings, related to or arising out of any claim against the Seller or Seller’s Affiliates related to Views or the disruption, noise, commotion, and other unpleasant effects of nearby development or construction, or from any other inconveniences, disturbances, obligations and/or liabilities resulting therefrom.

(c)Additionally, inasmuch as the Commercial Units and the resort-type operations may attract customers, patrons and/or guests who are not members of the Condominium Association, such additional traffic over and upon the Condominium Property and other incidental effects of such operation shall not be deemed by the Buyer to be a nuisance hereunder. [Is this necessary the way it is drafted?]

(d)The provisions of this Section 27 shall survive (continue to be effective after) closing.

28.Disclaimer of Implied Warranties.

(a)All manufacturers’ warranties will be passed through to Buyer at closing.

(b)At closing, Buyer will receive the statutory warranties imposed by the Florida Condominium Act (to the extent applicable and not yet expired). To the maximum extent lawful, all implied warranties of fitness for a particular purpose, merchantability and habitability, all warranties imposed by statute (except only those imposed by the Florida Condominium Act to the extent they cannot be disclaimed and to the extent they have not expired by their terms) and all other implied or express warranties of any kind or character, including, without limitation, any imposed by statute, ordinance or common law, are specifically disclaimed. Without limiting the generality of the foregoing, Seller hereby disclaims any and all express or implied warranties as to design, construction, View, wind, sound and/or odor transmission, furnishing and equipping of the Condominium Property and the other improvements serving or in proximity to the Condominium, the existence of molds, mildew, spores, fungi and/or other toxins within the Condominium Property and the other improvements serving or in proximity to the Condominium, except only those set forth in Section 718.203 of the Act, to the extent applicable and to the extent that same have not expired by their terms. Seller has not given and Buyer has not relied on or bargained for any such warranties.

(c)As to any implied warranty which cannot be disclaimed entirely, all secondary, incidental and consequential damages are specifically excluded and disclaimed (claims for such secondary, incidental and/or consequential damages being clearly unavailable in the case of implied warranties which are disclaimed entirely above). Buyer acknowledges and agrees that Seller does not guarantee, warrant or otherwise assure, and expressly disclaims, any right to Views and/or Views and/or natural light.

(d)Additionally, properties in South Florida are subject to tropical conditions, which may include sudden, heavy rain storms, high blustery winds, hurricanes and/or flooding. These conditions may be extreme, creating sometimes unpleasant or uncomfortable conditions or even unsafe conditions, and can be expected to be more extreme at properties like the Condominium. At certain times, the conditions may be such where use and enjoyment of outdoor amenities such as the pool or pool deck and/or other areas may be unsafe and/or not comfortable or recommended near the water for use and/or occupancy. These conditions are to be expected at properties near the water for use and/or occupancy. Buyer understands and agrees to accept these risks and conditions and to assume all liabilities associated with same. By executing and delivering this Agreement and closing, Buyer shall be deemed to have released and indemnified Seller, Seller’s Affiliates and Seller’s third party consultants, including without limitation, Seller’s architect, contractors and engineers from and against any and all liability or claims resulting from all matters disclosed or disclaimed in this Section, including, without limitation, any liability for incidental or consequential damages (which may result from, without limitation, inconvenience and/or personal injury and death to or suffered by Buyer or any of Buyer’s Guests as defined below and any other person or any pets). Buyer understands and agrees that neither Seller, Seller’s Affiliates, nor any of Seller’s third party consultants, including without limitation, Seller’s architect, contractors and engineers shall be responsible for any of the conditions described above, and Seller hereby disclaims any responsibility for same which may be experienced by Buyer, its pets, its family members and/or its or their guests, tenants and/or invitees (collectively “Buyer’s Guests”).

(e)Further, given the climate and humid conditions in South Florida, molds, mildew, spores, fungi and/or other toxins may exist and/or develop within the Unit and/or the Condominium Property. Buyer is hereby advised that certain molds, mildew, spores, fungi and/or other toxins may be, or if allowed to remain for a sufficient period may become, toxic and potentially pose a health risk. By executing and delivering this Agreement and closing, Buyer shall be deemed to have assumed the risks associated with molds, mildew, spores, fungi and/or other toxins and to have released and indemnified Seller, Seller’s Affiliates and Seller’s third party consultants, including without limitation, Seller’s architect, contractors and engineers from and against any and all liability or claims resulting from same, including, without limitation, any liability for incidental or consequential damages (which may result from, without limitation, the inability to occupy the Unit, inconvenience, moving costs, hotel costs, storage costs, loss of time, lost wages, lost opportunities and/or personal injury and death to or suffered by Buyer and/or any of Buyer’s Guests and any other person or any pets). Without limiting the generality of the foregoing, leaks, leaving exterior doors or windows open, wet flooring and moisture will contribute to the growth of mold, mildew, fungus or spores. Buyer understands and agrees that neither Seller, Seller’s Affiliates, nor any of Seller’s third party consultants, including without limitation, Seller’s architect, contractors and engineers shall be responsible, and Seller hereby disclaims any responsibility for any illness or allergic reactions which may be experienced by Buyer, and/or Buyer’s Guests as a result of mold, mildew, fungus or spores. It is solely the Buyer’s responsibility to keep the Unit clean, dry, well-ventilated and free of contamination.

(f)This Section will survive (continue to be effective after) closing.

29.Survival. Only those provisions and disclaimers in this Agreement which specifically state that they shall have effect after closing will survive (continue to be effective after) closing and delivery of the deed. All other provisions shall be deemed merged into the deed.

30.Substantial Completion.  The Unit will not be considered complete for purposes of this Agreement unless the Unit (and such portion of the Building intended to be used exclusively by Buyer) is physically habitable and usable for the purpose for which the Unit was purchased (i.e., as the front desk of the Condo-Hotel). The Unit (and such portion of the Building intended to be used exclusively by Buyer) will be considered so useable if (i) the Unit is ready for occupancy and has all necessary and customary utilities required so that the same may operate as the front desk for the Condominium and (ii) access to the Unit from a readily accessible entrance to the Building is complete or substantially complete. The issuance of a temporary, partial or permanent certificate of completion (or its equivelent) for or covering the Unit from the proper governmental agency shall be deemed conclusive evidence that the Unit is considered substantially complete for purposes of this Agreement. Other units (and other portions of the Building, Common Elements and/or recreational facilities) may not necessarily be complete and/or useable. As to any roads, sewers, water, gas or electric service or recreational amenities represented by Seller or its agents to be provided or completed by Seller in connection with the Condominium, Seller agrees to provide or complete same within a reasonable period of time. Buyer and Seller agree that this is an agreement for the purchase and sale of an improved lot. Seller agrees that no closing shall occur until the certificate required by Section 718.104(4)(e), Florida Statutes is recorded.

31.Disclosures. Buyer is hereby advised as follows:

(a)RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department. The foregoing notice is provided in order to comply with state law and is for informational purposes only. Seller does not conduct radon testing with respect to the Units or the Condominium, and specifically disclaims any and all representations or warranties as to the absence of radon gas or radon producing conditions in connection with the Condominium.

(b)Buyer acknowledges, warrants, represents and agrees that this Agreement is being entered into by Buyer without reliance upon any representations concerning the applicable zoning affecting the Unit, the permitted uses of the Unit and/or any limitations imposed by the Condominium Documents and/or any applicable zoning, governmental or quasi-governmental codes, ordinances or regulations. Before entering into this Agreement, Buyer has made its own independent determination as to the permitted uses of the Unit and as to the suitability of the Unit for such uses.

(c)ANY CLAIMS FOR CONSTRUCTION DEFECTS ARE SUBJECT TO THE NOTICE AND CURE PROVISIONS OF CHAPTER 558, FLORIDA STATUTES.

(d)BUYER SHOULD NOT RELY ON THE SELLER’S CURRENT PROPERTY TAXES AS THE AMOUNT OF PROPERTY TAXES THAT THE BUYER MAY BE OBLIGATED TO PAY IN THE YEAR SUBSEQUENT TO PURCHASE. A CHANGE OF OWNERSHIP OR PROPERTY IMPROVEMENTS TRIGGERS REASSESSMENTS OF THE PROPERTY THAT COULD RESULT IN HIGHER PROPERTY TAXES. IF YOU HAVE ANY QUESTIONS CONCERNING VALUATION, CONTACT THE COUNTY PROPERTY APPRAISER’S OFFICE FOR INFORMATION.

(e)When a condominium is newly created, the full value of the units in the condominium are typically not reflected in the real estate taxes until the calendar year commencing after construction has been completed. The County Property Appraiser is responsible for determining the assessed value of the Unit for real estate taxes, and Seller has no control over the assessed value established by governmental authorities. Seller is not responsible for communicating any information regarding real estate taxes (current or future) and cannot and will not predict what taxes on the Unit may be. Buyer will confirm any information provided concerning appraisals, tax valuation, tax rates, or other tax-related questions with Buyer’s personal tax advisor and the local taxing authorities.

(f)THE BUDGET CONTAINED IN THIS OFFERING CIRCULAR HAS BEEN PREPARED IN ACCORDANCE WITH THE CONDOMINIUM ACT AND IS A GOOD FAITH ESTIMATE ONLY AND REPRESENTS AN APPROXIMATION OF FUTURE EXPENSES BASED ON FACTS AND CIRCUMSTANCES EXISTING AT THE TIME OF ITS PREPARATION. ACTUAL COSTS OF SUCH ITEMS MAY EXCEED THE ESTIMATED COSTS. SUCH CHANGES IN COST DO NOT CONSTITUTE MATERIAL ADVERSE CHANGES IN THE OFFERING.

(g) Buyer understands and agrees that a portion of the Building, which includes the lobby and other Common Elements may be located below the federal flood plain, and, accordingly, it is susceptible to damage from flooding. In the event of flooding, any furnishings, finishes, contents or personal property is susceptible to water damage. Additionally, insurance premiums for the Association in insuring the ground level and any furnishings, finishes, contents and/or personal properly therein may be higher than if the ground level was above the federal flood plain. Buyer assumes any responsibility for loss, damage or liability resulting therefrom.

(h)  Buyer further agrees, prior to closing, not to seek to impose any type of lien or other claim upon the Unit, equitable or otherwise, and any right to impose or seek any such lien or other claim is hereby knowingly, fully and unconditionally waived by Buyer.

(i)Pursuant to the Zoning Regulations, restrictions exist on the Resort Units As such, pursuant to the Zoning Regulations, among other things, a portion of the Condominium is structured to operate as a Condo-Hotel and otherwise in accordance with the Zoning Regulations. In that regard, no Resort Unit may be occupied by their owner(s) for more than a total of 150 days in any consecutive 12 month period, except the resident manager room, if any, and no permanent occupancy is permitted in the Resort Units. Additionally, the costs to maintain the Condominium in such a manner, and otherwise in accordance with the Zoning Regulations, shall be part of the Common Expenses or Residential Limited Common Expenses.

(j)Buyer expressly understands and agrees that Seller intends to use Buyer’s deposits (both up to [provided that Seller has placed Alternative Assurances approved by the Division], and in excess of 10% of the Purchase Price of the Unit) in order to fund a significant portion of construction and development of the Condominium, all in accordance with the provisions of Section 4 hereof and applicable Florida law.

(k)In accordance with the Development Covenants, certain third parties who are not Members of the Association (the “Marina Third Parties”), have the right (but not the obligation), subject to obtaining applicable governmental approvals, to construct, operate, maintain and exclusively use a marina within and upon the Common Elements of the Condominium. To the extent that any marina is constructed, the maintenance, repair and replacement of same shall be the obligation of the Association, and the costs associated therewith shall be a Common Expense, however the Association may have the right to delegate such obligations and/or to seek reimbursement for same from, the Marina Third Parties. The use and operation of any marina shall be subject to the rules and regulations established by the Marina Third Parties, the provisions of the Development Covenants and rules and regulations otherwise established by the Association from time to time and there is no guarantee that same shall be made available to the Condominium. Seller is seeking to obtain approvals from the Marina Third Parties, to permit an Aqua Club (for the launching of paddle boards, jet skis and the like) to be operated from the marina, to the extent constructed, for the benefit of Unit Owners and their guests, tenants and invitees, however Seller makes no representation that such use rights will be obtained. Accordingly, Buyer, in making a decision to acquire a Unit, has not relied upon the availability of a marina and/or Aqua Club.

32.Representations and Confirmations. Buyer should initial where indicated to evidence its agreement to each of the following:

(a)_______   _______  Buyer acknowledges, warrants, represents and agrees that this Agreement is being entered into by Buyer without reliance upon any representations concerning any potential for future profit, any future appreciation in value, any rental income potential, tax advantages, depreciation or investment potential and without reliance upon any brand or hotel affiliation or any monetary or financial advantages.

(b)_______   _______  Buyer acknowledges, warrants, represents and agrees that no statements or representations have been made by Seller, Seller’s Affiliates or any of its agents, employees or representatives with respect to (i) the ability or willingness of Seller or Seller’s Affiliates to assist Buyer in financing, renting or selling the Unit (except only in response to a direct inquiry from Buyer), (ii) the economic or tax benefits to be derived from the managerial efforts of a third party as a result of renting the Unit or other units, or (iii) the economic or tax benefits to be derived from ownership of the Unit.

(c)_______   _______  Buyer acknowledges, warrants, represents and agrees that no such representations, including representations as to the ability or willingness of Seller or Seller’s Affiliates to assist Buyer in financing, renting or selling the Unit, have been made by Seller or Seller’s Affiliates, or any of its agents, employees or representatives. Buyer further represents and warrants to Seller that Buyer is entering into this Agreement with the full intention of complying with each and every of the obligations hereunder, including, without limitation, the obligation to close on the purchase of the Unit. Neither Seller, Seller’s Affiliates nor anyone working by, through or under Seller, has made any statement or suggestion that Buyer would not be obligated to fully comply with the terms of this Agreement and to close on the purchase of the Unit. Further, Buyer understands and agrees that neither Seller, Seller’s Affiliates nor any brokerage company, on site sales personnel and/or other persons working by, through or under Seller, are under any obligation whatsoever to assist Buyer with any financing or resale of the Unit.

(d)_______   _______  Buyer acknowledges, warrants, represents and agrees that Buyer has not relied upon any verbal representations, advertising, portrayals or promises other than as expressly contained herein and in the Condominium Documents, including, specifically, but without limitation, any representations as to: (a) potential appreciation in or resale value of the Unit, (b) the existence of any “view” from the Unit or that any existing “view” will not be obstructed in the future, (c) traffic conditions in, near or around the Condominium, (d) disturbance from nearby properties and/or operations within the Condominium, (e) disturbance from air or vehicular traffic and/or, (f) any particular brand affiliation or maintaining any existing brand or hotel affiliation or (g) any particular design professional, including, without limitation, any decorator or architect (it being understood that the Seller reserves the right to change and/or replace any and all members of its design team at any time, in Seller’s discretion).

(e)_______   _______  Neither The Related Group, Key International (“Key International”), 13th Floor Investment (“13th Floor”) nor Silverbeck Equity Partners LLC  is the project developer. This Condominium is being developed by the Developer, 4000 South Ocean Property Owner, LLLP, a Delaware limited liability limited partnership, which has an affiliation with The Related Group, Key International, 13th Floor and Silverbeck Equity Partners LLC  and a limited right to use the trademarked names and logos of RELATED, THE RELATED GROUP, TRG, ANOTHER RELATED PROJECT and associated marks, variations, logos and stylized forms pursuant to a license and marketing agreement with The Related Group. Any and all statements, disclosures and/or representations shall be deemed made by Developer and not by The Related Group, Key International, and Buyer agrees to look solely to Developer Key International, 13th Floor Investments or Silverbeck Equity Partners LLC  and/or any of their affiliates) with respect to any and all matters relating to the marketing and/or development of the Condominium and with respect to the sales of units in the Condominium.

(f)Buyer represents and warrants to Seller and to Seller’s Affiliates, that neither Buyer (including any and all of its directors and officers and direct and indirect owners), nor any of its affiliates or the funding sources for either is a Specially Designated National or Blocked Person. Neither Buyer nor any of its affiliates is directly or indirectly owned or Controlled by the government of any country that is subject to an embargo by the United States government. Neither Buyer nor any of its affiliates is acting on behalf of a government of any country that is subject to such an embargo. Buyer further represents and warrants that it is in compliance with any applicable anti-money laundering laws, including without limitation, the USA Patriot Act. Buyer agrees it will notify Seller in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties of this Section incorrect. For purposes hereof, a “Specially Designated National or Blocked Person” means: (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control, or other governmental entity, from time to time as a “specially designated national or blocked person” or similar status; (ii) a person described in Section 1 of U.S. Executive Order 13224, issued on

September 23, 2001; or (iii) a person otherwise identified by government or legal authority as a person with whom Seller or Seller’s Affiliates, is prohibited from transacting business. As of the Effective Date, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

(g)The provisions of this Section shall survive (continue to be effective after) the closing.

33.Brand Disclaimers.

(a)_______   _______  Buyer understands and agrees that the Condominium Association intends (without creating any obligation) to enter into a Brand Agreement (initially with SBE Hotel Group, to allow the Condominium and resort operations therefrom to be referred to as “Hyde Beach House Resort & Residences”). The cost of any such Brand Agreement shall be part of the Common Expenses and/or Residential Limited Common Elements. The terms, parameters and conditions of the use of such licensing and/or branding privileges shall be governed by the Brand Agreement, under such terms and conditions as Seller and/or Association may agree, and that there is no assurance that the Brand Agreement will be perpetually afforded to Unit Owners. Accordingly, in making a decision to acquire a Unit, Buyer has not relied upon the perpetual availability of the use of the license and/or brand contemplated by any Brand Agreement. Additionally, Buyer further understands and agrees that if in fact the Condominium Association enters into a Brand Agreement and thereafter the Brand Agreement is terminated for any reason, all use of any licensed tradename, trademark or service marks shall cease and all indicia or connection between the Condominium and the licensed tradename, trademark or service marks, including signs or other materials bearing any of the licensed trademarks or servicemarks or tradenames shall be removed from the Condominium. Additionally, each Unit Owner acknowledges and agrees that any use of any Brand, licensed tradenames, trademarks or service marks, without proper licensing, is expressly prohibited.

(b)_________ __________Buyer acknowledges, warrants, represents and agrees that no activity permitted by the Declaration, including, without limitation, activities or businesses conducted from the Commercial Unit(s) and/or Limited Common Elements, shall be deemed a nuisance, regardless of any lights, noises and/or odors emanating therefrom. Buyer understands and agrees that if (without creating any obligation) restaurants, cafes, bakeries and/or other food service operations are operated from the Commercial Unit(s), such operations may result in the creation of noises and odors which may affect all portions of the Condominium Property. Accordingly, Buyer agrees (1) that such lights, noises and/or odors shall not be deemed a nuisance, (2) that neither Seller, any Commercial Unit Owner(s) nor any tenant and/or operator from the Commercial Unit(s) shall be liable for the emanation of such distracting lights, noises, odors and/or any damages resulting therefrom, and (3) to have released Seller, any Commercial Unit Owner(s) and any tenant and/or operator from the Commercial Unit(s) from any and all liability resulting from same. Similarly, inasmuch as the Commercial Unit(s) may attract customers, patrons and/or guests who are not members of the Association, such additional traffic over and upon the Common Elements shall not be deemed a nuisance.

34.Intentionally Deleted.

35.Offer. The submission by Seller of this Agreement to Buyer for examination does not constitute an offer by Seller to Buyer, or a reservation of or option for any Unit in the Condominium. This Agreement shall not become binding until executed and delivered by both Buyer and Seller. Upon execution by Seller, an executed copy of this Agreement shall be sent to Buyer or Seller shall otherwise demonstrate its acceptance of Buyer’s offer, otherwise the offer shall be considered rejected.

36.Interpretation. Notwithstanding that this Agreement was prepared by one party hereto, it shall not be construed more strongly against or more favorably for either party; it being known that both parties have had equal bargaining power, have been represented (or have had the opportunity to be represented) by their own independent counsel and have equal business acumen such that any rule of construction that a document is to be construed against the drafting party shall not be applicable.

37.Designation of Registered Agent. Buyer hereby agrees that the person designated as Registered Agent on Page 1 of this Agreement is hereby unconditionally and irrevocably qualified to accept service of process on behalf of Buyer in the State of Florida, which such designation shall be irrevocable unless Buyer effectively appoints a substitute local agent and notifies Seller in writing of such substituted designation. Accordingly, service of process for all purposes under this Agreement shall be deemed to be effective if served on Buyer or on Buyer’s Registered Agent, as identified on Page 1 of this Agreement.

38.Miscellaneous. The explanations, definitions, disclaimers and other provisions set forth in the Condominium Documents are incorporated into this Agreement as if repeated at length herein. When the words “this Agreement” are used, they shall include in their meaning all modifications, riders and addenda to it signed by Buyer and Seller. Buyer acknowledges that the primary inducement for Buyer to purchase under this Agreement, is the Unit, itself, and not the recreational amenities and other Common Elements. Seller’s waiver of any of its rights or remedies (which can only occur if Seller waives any right or remedy in writing) will not waive any other of Seller’s rights or remedies or prevent Seller from later enforcing all of Seller’s rights and remedies under other circumstances. The performance of all obligations by Buyer on the precise times stated in this Agreement is of absolute importance and failure of Buyer to so perform on time is a default, time being of the essence as to all of Buyer’s obligations hereunder. Buyer understands and agrees that Buyer is not acquiring any rights or license in and/or to the name of the Condominium and/or the Condominium Association and that the name of the Condominium is not a material consideration in connection with Buyer’s purchase of the Unit. Additionally, the name of the Condominium and/or the Condominium Association may be changed by Seller, in its sole discretion. If Buyer tenders a check to Seller as all or a portion of the Purchase Price or Buyer’s deposits under the Agreement (which Seller has no obligation to accept), which check was drawn on the account of a party other than Buyer (a “Third Party Check”), Buyer represents and warrants to Seller, in order to induce Seller to accept the Third Party Check, that: (i) the party issuing the Third Party Check is not the subject of a bankruptcy case, receivership or insolvency proceeding, (ii) the Third Party Check is being given on behalf of Buyer as reasonably equivalent value for services performed and/or products delivered to such third party from Buyer and (iii) the party issuing the Third Party Check has no right, title or interest in and to the Unit and/or the Agreement and/or any portion of the Deposits. Notwithstanding the foregoing or anything contained to the contrary in the Agreement, Buyer shall remain responsible for full payment of the Purchase Price at closing, including without limitation, the Deposits. Seller shall have the right to litigate ad valorem tax matters, impact charges, service fees and interim and/or special assessments concerning the Unit, the Common Elements or any other portion of the Condominium Property for prior years and/or the year of closing. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument. Signatures of the parties hereto on copies of this Agreement transmitted by facsimile machine or over the Internet shall be deemed originals for all purposes hereunder, and shall be binding upon the parties hereto. The counterparts of this Agreement and all ancillary documents executed or delivered in connection with this Agreement may be executed and signed by electronic signature by any of the parties to this Agreement, and delivered by electronic or digital communications to any other party to this Agreement, and the receiving party may rely on the receipt of such document so executed and delivered by electronic or digital communications signed by electronic signature as if the original has been received. For the purposes of this Agreement, electronic signature means, without limitation, an electronic act or acknowledgement (e.g., clicking an “I Accept” or similar button), sound, symbol (digitized signature block), or process attached to or logically associated with a record and executed or adopted by a person with the intent to sign the record. Executive Order 13224 restricts activities with entities, countries and persons (specifically designated nationals) set forth by the Office of Foreign Asset Control (“OFAC”). In order to check the OFAC list, Buyer must provide Seller with a government-issued identification card (for example, a driver’s license, passport, or resident alien card). To the extent Buyer’s name (or to the extent Buyer is a corporation or other entity, any person or entity constituting a part of Buyer) matches a name or entity on any such OFAC list or publication, the transactions with Buyer contemplated under or in connection with this Agreement will be immediately suspended, and Buyer shall be reported as instructed by OFAC. Additionally, to the extent that Buyer is an entity and/or trust, Buyer shall provide the following to Seller, as applicable, within thirty (30) days following the execution of the Agreement (collectively, the “Entity Conditions”): (i) a copy of the entity’s formation documents and/or trust documents, (ii) a certificate of good standing from the State/Country of formation, incorporation and/or organization and/or trust certificate, (iii) proper corporate/entity resolutions regarding the signatory’s power and authority to complete the transaction, together with a designation of the individual specifically authorized to complete the transaction and execute all documents on behalf of Buyer, (iv) a sworn certificate or affidavit confirming the identity of all persons with authority to bind the entity, and the identity and address of all persons owning a 25% beneficial interest in the purchasing entity (with copies of picture identification of all such persons attached) and (v) an opinion from Buyer’s counsel addressed to Seller confirming that the Buyer is duly formed, in good standing, and that the signatory has the authority to enter into this Agreement and complete the purchase of the Unit without the necessity of any consents or joinders of any other party. Moreover, to the extent that Buyer has delegated signatory authority to an individual other than Buyer (by way of power of attorney or otherwise), Buyer shall deliver to Seller within thirty (30) days following the execution of this Agreement a copy of the document delegating such authority for Sellers review and approval (the “Delegation Conditions”). In the event that Buyer fails to meet the Entity Conditions and/or Delegation Conditions, as applicable, same shall constitute a default under this Agreement.  Seller reserves the right to establish prices for units in the Condominium. Seller may, in Seller’s sole discretion, increase or decrease the price or price per square foot for any unit, or any offered option, if any, at any time, or offer incentives for the sale of units. Seller makes no representations or warranties that the price for the Unit or options in the Unit will be increased or decreased for other buyers of identical or similar units or options. Seller also makes no representations or warranties that changes made or options, extras or upgrades chosen by Buyer will or will not increase or decrease the market value of the Unit, and Buyer understands and agrees that such upgrades and options, if any, may not increase the market value of the Unit. Buyer shall, upon request from Seller from time to time, provide Seller with Buyer’s valid picture identification. This paragraph shall survive closing.

39.Entire Agreement. This Agreement is the entire agreement for sale and purchase of the Unit and once it is signed, it can only be amended by a written instrument signed by both Buyer and Seller which specifically states that it is amending this Agreement. This Agreement contains the entire understanding between Buyer and Seller, and Buyer hereby acknowledges that the displays, architectural models, brochures, artist renderings and other promotional materials contained in the sales office and/or the model suite are conceptual and are for promotional purposes only and may not be relied upon. Any current or prior agreements, representations, understandings or oral statements of sales representatives or others, if not expressed in this Agreement or the Condominium Documents, are void and have no effect. Buyer acknowledges and agrees that Buyer has not relied on them. Notwithstanding the foregoing, Seller shall not be excused from any liability under, or compliance with, the provisions of Section 718.506, Florida Statutes.

GENERAL INFORMATION:

Co-Broker Information:	(See Section 20 above; if the space for Co-Broker’s name is left blank, it shall mean that Seller has not agreed to pay any co-broker)

Co-Broker’s Name;NONE

Co-Broker’s Sales Agent

Co-Broker’s Address

Phone No. Fax No.

E-MailLicense No.

ANY PAYMENT IN EXCESS OF 10 PERCENT OF THE PURCHASE PRICE MADE TO DEVELOPER PRIOR TO CLOSING PURSUANT TO THIS CONTRACT MAY BE USED FOR CONSTRUCTION PURPOSES BY THE DEVELOPER.

SELLER:	BUYER:

4000 South Ocean Property Owner, LLLP, a Delaware limited liability limited partnership By:4000 South Ocean GP, LLC, its general partner By:/s/ Matthew Allen Name: Matthew Allen Title:Vice President	Sotherly Hotels, Inc. By:/s/ Dave Folsom Name:Dave Folsom Title:President

Date of Signature: ___June 1______, 2017

Date of Acceptance: __June 1_________, 2017